EXHIBIT 15

Bank of America, N.A. as Trustee

    for the Cross Timbers Royalty Trust:

We are aware that XTO Energy Inc. has incorporated by reference in its Registration Statement Nos. 33-55784 and 333-91460 on Form S-8, Cross Timbers Royalty Trust’s Form 10-Q for the quarter ended June 30, 2004, which includes our report dated July 15, 2004, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Dallas, Texas

July 16, 2004